UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment Number 1 to FORM 8-K.

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2012

Boreal Water Collection, Inc.

(Exact name of registrant as specified in its charter)

NV	000-54776	98-0453421
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4496 State Road 42 North, Kiamesha Lake, New York	12751
(Address of Principal Executive Officers)	(Zip Code)

Registrant's telephone number, including area code: (845) 794-0400

________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements

4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)

(1)	(2) During the course of receiving comments from the SEC Staff regarding the financial statements contained in our Form 10, we have restated our financial statements in our series of amended Form 10s. The first comment letter is dated September 5, 2012 (”first comment letter”). The date of receipt of these comments is the date our principal officer concluded that because changes in our financial statements would be made in our amended Form 10 filing, that our previously filed financial statements could not be relied upon.

The Company has restated its financial statements as of and for the years ending December 31, 2010 and December 31, 2011, to recognize a loss on extinguishment of debt, the difference between the reacquisition price, (the fair value of common stock issued) and net carrying amount of the extinguished debt. FASB ASC Topic 470-50-40 provides that the difference between the net carrying amount of the extinguished debt and the reacquisition price be recognized currently in the period of extinguishment. The Company did not recognize the loss of extinguishment of debt in its original filing; it recorded the reacquisition price solely against common stock and additional paid-in capital, without giving recognition to the loss on extinguishment of debt. Subsequent recognition of the loss on extinguishment debt resulted in an extraordinary item loss of $445,767 for the year ended December 31, 2011 and $185,640 for the year ended December 31, 2010.

(2)	Our principal officer (signed below) has discussed the matters disclosed herein with our independent accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 22, 2014

By: /s/ Francine Lavoie
Mrs. Francine Lavoie, Principal Executive Officer, Principal Financial Officer, Controller and Sole Member of the Board of Directors